Exhibit 10.13

TERMINATION OF MANAGEMENT SERVICES AGREEMENT

This Termination of Management Services Agreement (this “Agreement”) is made as of June 13, 2013, by and among The Gores Group, LLC, a Delaware limited liability company (“Gores”) and Stock Building Supply Holdings, Inc., a Delaware corporation (f/k/a Saturn Acquisition Holdings, LLC, a Delaware limited liability company, the “Company”).

WHEREAS, Gores and the Company entered into that certain Management Services Agreement, dated as of May 4, 2009 (the “Management Agreement”); and

WHEREAS, Gores and the Company now desire to terminate the Management Agreement.

NOW, THEREFORE, BE IT RESOLVED, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gores and the Company hereby agree as follows:

1.	Payment-In-Full. Upon the consummation of an underwritten (firm commitment) public offering resulting in the listing or quotation of the equity of the Company on one or more nationally recognized stock exchange or quotation systems, including, without limitation, the New York Stock Exchange and The NASDAQ Global Select Market, the Company hereby agrees to pay to Gores an amount equal to nine million ($9,000,000) (the “Termination Fee”), which shall constitute payment of all amounts owing under the Management Agreement.

2.	Termination of the Management Agreement. Except as set forth in Section 3 of this Agreement, the Management Agreement is hereby terminated as of the date of receipt of the Termination Fee (the “Termination Date”). Gores and the Company hereby agree that, as of the Termination Date, the Management Agreement will be of no further force or effect, and neither Gores nor the Company, nor any of their respective successors in interest, shall have any further rights or obligations thereunder or any continuing liability to any party thereto. As of the Termination Date, each of Gores and the Company hereby waives any rights it may have pursuant to the Management Agreement that in any way conflict with or otherwise prohibit or restrict the termination contemplated hereby, including without limitation any notice requirements.

3.	Survival. Sections 7 and 10 of the Management Agreement shall survive the termination of the Management Agreement and shall continue in full force and effect.

4.	Termination. If the Termination Date has not occurred by December 31, 2013, this Agreement shall terminate and be of no further force or effect, and the Management Agreement shall continue in accordance with its terms.

5.	Further Assurances. The parties hereto shall execute and deliver from time to time such documents, conveyances or other assurances reasonably necessary to carry out the intent of this Agreement.

6.	Miscellaneous.

a.	This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

b.	This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

c.	This Agreement constitutes the entire agreement of the parties hereto superseding all prior documents and decisions regarding this topic, and it may not be amended except by a writing signed by the parties hereto and specifically referring to this Agreement.

d.	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Termination of Management Services Agreement as of the date first written above.

The Company

STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

Gores

THE GORES GROUP, LLC

By:	/s/ Steven G. Eisner
Name:	Steven G. Eisner
Title:	Managing Director

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